Exhibit 99.1

Investor Relations: MacDougall Biomedical Communications Sarah Cavanaugh 781-235-3060

AspenBio Pharma Reports AppyScore™ ELISA-based Pivotal Trial Results and Outlines Plans for AppyScore Cassette-based Test

—Conference Call Scheduled for 8:00 A.M., E.T. July 20, 2010—

CASTLE ROCK, CO., July 19, 2010--AspenBio Pharma, Inc. (NASDAQ: APPY) reported results today from the Company’s recently completed AppyScore™ ELISA-based pivotal clinical trial. The study was designed to evaluate the utility of the AppyScore blood-based test in aiding in the evaluation of patients suspected of having acute appendicitis.

The Statistical Analysis Report showed higher sensitivity (96%) and negative predictive value (92%) but lower specificity (16%) than seen in the 2008 ELISA-based study. Also, the report showed a wider range in prevalence of acute appendicitis between sites than had been anticipated. Significant additional data analysis and experiments were undertaken to investigate the variability in prevalence and specificity between the two studies.

The overall prevalence of appendicitis was similar to that seen in the previous trial, however inter-site variability was notably larger, with a wider range of patients enrolled with acute appendicitis observed between sites. While this observation required further investigation, the Company determined that this finding did not have a clinically meaningful impact on the performance of the assay. An audit of protocol compliance confirmed that the sites complied with the study protocol and patient enrollment criteria, which was also verified by the independent monitors who inspected sites on a regular basis. The Company believes that the large inter-site variability in the prevalence reported is an indication of the clinical challenge of diagnosing appendicitis and the judgment of independent emergency department physicians in evaluating acute abdominal pain.

The Company performed significant secondary analyses to explore the observed change in specificity from the 2008 trial. These analyses suggest that the apparent differences between the two studies were due to the conditions of transport for samples from the sites to the central laboratory, where the testing was conducted.  An increase in AppyScore test values that occurred in the “pre-measurement” phase between blood draw at the hospital and the testing at the central laboratory, which involved time and transportation, resulted in an apparent increased level of false positives and, accordingly, decreased specificity. The Company believes that this phenomenon should be mitigated by the cassette version of the assay which will be run on site in the hospital’s laboratory shortly after blood draw.

Clinical Trial Results:

Results from the 2010 AppyScore ELISA-based clinical trial as contained in the Statistical Analysis Report are:

AppyScore 2010 ELISA-Based Trial Results
Sensitivity	96% (93-98)
Specificity	16% (13-19)
Negative Predictive Value (NPV)	92% (85-96)
Value (95% confidence interval); Test threshold cut-off = 14

While the sensitivity and NPV performed well and were very encouraging, the low specificity was inconsistent with the 2008 clinical trial and below expectations. This specificity, at an AppyScore test threshold cut-off of 14, was lower than the specificity of 33% at an AppyScore cut-off of 14 from the post hoc data analysis of the 2008 clinical trial. The cut-off is a value established for diagnostic tests based on the patient population tested. A test result below the cut-off is considered normal and a result above the cut-off is considered abnormal and usually warrants further evaluation.

In addition to the primary endpoint, which looked at the AppyScore ELISA-based test alone, the 2010 clinical trial included two secondary endpoints—the use of AppyScore in combination with either white blood cell count (WBC) or neutrophil count. These secondary endpoints were included to determine if they enhanced clinical utility. This was not observed in the Statistical Analysis Report. A post hoc analysis (discussed below) of the adjusted data also demonstrates that the combination with WBC may provide an improvement but is not conclusive and the Company may or may not proceed with further consideration of these secondary endpoints.

Retrospective Analysis of Trial Results:

After extensive analysis of the 2010 study results, the Company and its consultant clinicians and statisticians concluded that AppyScore test values generated at the central laboratory used in this study had systematically shifted upward—resulting in an increased level of false positives and, accordingly, decreased specificity. The analysis identified two causal factors that are believed to have led to this shift: (1) variables related to transportation shipping conditions and (2) the length of sample delivery time from the hospital sites across the country where the samples were drawn to the central laboratory that analyzed the samples.

In advance of the 2010 study, the Company conducted stability experiments which showed reasonable sample stability of up to 48 hours, resulting in the requirement in the 2010 clinical trial protocol that all samples be analyzed before the 48-hour time point by the central laboratory. However, further investigation has demonstrated that samples analyzed at the time of blood draw and then shipped and analyzed again at various time points during the 48-hour deadline showed increased test values.

The Company was able to mathematically adjust the 2010 AppyScore ELISA-based clinical trial data for this indicated shift in test results. As a result, the adjusted results were similar to those observed in the 2008 study.

AppyScore 2010 ELISA-Based Trial Results (adjusted)
Sensitivity	91% (86-94)
Specificity	28% (25-31)
Negative Predictive Value (NPV)	89% (84-93)
Value (95% confidence interval); Test threshold cut-off = 14
FDA Submission Status:

The Company will not file a 510(k) premarket notification with the U. S. Food and Drug Administration (FDA) for the AppyScore ELISA-based test. The primary reasons for this decision are 1) the low specificity in the Statistical Analysis Report and 2) the post hoc analysis of clinical trial results is not deemed as acceptable practice by the FDA. The objective of developing the AppyScore ELISA-based product was to serve as the predicate for the cassette version of the assay.

Cassette-based Test Development Plans:

Aspen is proceeding with the development of the stand-alone, state-of-the-art cassette-based test and instrument platform. As disclosed previously, the cassette-based test is the version of AppyScore that the company intends to commercialize. The cassette test offers many benefits over the ELISA-based test. It can produce on-site results more rapidly, which in turn can be uploaded to a hospital's Laboratory Information System via a built-in electronic interface where desired. As a fully integrated, stand-alone assay system, it will significantly improve ease of use by reducing processing steps over the ELISA-based test. In preliminary side-by-side testing, the cassette test consistently outperforms the Company’s ELISA-based test and Aspen believes the cassette test will eliminate the data shift issues encountered with the ELISA-based test in this most recent trial. Clinical trials of the cassette-based test will be designed to support a stand-alone 510(k) submission. The Company plans to complete development and testing of the cassette test and instrument platform later this year and, assuming success in field testing, will initiate a pivotal clinical trial of the cassette-based test in 2011.

“We had hoped that the results of this trial would allow for an FDA submission of the ELISA-based test, thus providing a predicate device for the cassette-based test, however, it was not our intent to launch AppyScore in this format,” said Steve Lundy, AspenBio Pharma's President and Chief Executive Officer. “Based on the subsequent thorough analysis of the study and consultations with independent medical advisors, we continue to believe that the AppyScore test can be a potentially meaningful clinical tool to evaluate patients presenting to the emergency department with suspected appendicitis. We also believe our cassette-based test will eliminate the transportation issues encountered with the ELISA version in this trial and plan to complete final development and pre-clinical testing of the cassette test and instrument platform later this year. Assuming success in pre-clinical testing, we will be in a position to initiate a pivotal clinical trial of the cassette-based test in 2011.”

Conference Call Information:

Aspen management will be joined by Roger J. Lewis, M.D., Ph.D., Professor at the David Geffen School of Medicine at UCLA and Vice Chair for Academic Affairs in the Department of Emergency Medicine at Harbor-UCLA Medical Center, on a conference call at 8:00 A.M. Eastern Time, Tuesday, July 20, 2010.

The conference call may be accessed by dialing 1-866-356-4279 for domestic participants and 1-617-597-5394 for international callers (passcode 69273811). A replay of the conference call may be accessed beginning approximately two hours after the event and continuing through August 3, 2010 by dialing 1-888-286-8010 for domestic callers or 1-617-801-6888 for international callers (passcode 63418968).

About AspenBio Pharma, Inc.:

AspenBio Pharma, Inc. (NASDAQ: APPY) is developing AppyScore—a novel, blood-based diagnostic test to assist in the difficult challenge of diagnosing appendicitis. AppyScore could play an important role in reducing healthcare costs and patient exposure to harmful radiation from CT scanning. www.aspenbiopharma.com

Forward-Looking Statements:

This news release includes "forward-looking statements" of AspenBio Pharma, Inc. (APPY) as defined by the Securities and Exchange Commission (SEC). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including actual trial results, the ability to successfully complete the clinical trials required for FDA submission, obtain FDA approval for, cost effectively manufacture and generate revenues from the appendicitis test and other products, execute agreements required to successfully advance the company's objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realization of intangible assets.  Furthermore, APPY does not intend, and is not obligated, to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APPY's recent filings with the SEC.